*090201*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

| Filed in the office of | Document Number 20140465713-73 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 06/26/2014 4:10 PM |
| | Entity Number C20585-1997 |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

M Line Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

FOURTH ARTICLE amended as follows:
The aggregate number of common shares the corporation shall have authority to issue shall be ONE BILLION (1,000,000,000) shares of common stock, par value $0.001 per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

The aggregate number of preferred shares the corporation shall have authority to issue shall be TWENTY MILLION (20,000,000) shares of preferred stock, par value $0.001 per share, in one or more series and with such rights (including voting, dividend and conversion), preferences, and designations as may be authorized by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*